Calculation of Filing Fee Tables
S-3
AUTOZONE INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	5.125% Senior Notes due 2030	457(r)			$ 499,680,000.00	0.0001531	$ 76,501.01
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 499,680,000.00		$ 76,501.01
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 76,501.01
Offering Note
[1]	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), the registrant initially deferred payment of all of the registration fees for Registration Statement No. 333-266209 filed on July 19, 2022 (the "Registration Statement"). This "Calculation of Filing Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the Registration Statement in accordance with Rules 456(b) and 457(r) under the Securities Act.

Narrative Disclosure
The maximum aggregate amount of the securities to which the prospectus relates is 499,680,000. The prospectus is a final prospectus for the related offering.